As filed with the Securities and Exchange Commission on September 21, 2011.
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

McMoRan Exploration Co.
(Exact name of registrant as specified in its charter)

Delaware	72-1424200
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
1615 Poydras Street
New Orleans, Louisiana 70112
(504) 582-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Douglas N. Currault II
Assistant General Counsel and Assistant Secretary
McMoRan Exploration Co.
1615 Poydras Street
New Orleans, Louisiana 70112
(504) 582-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Monique A. Cenac
Jones, Walker, Waechter,
Poitevent, Carrère & Denègre, L.L.P.
333 N. Central Avenue
Phoenix, Arizona 85004
(602) 366-7889
Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed
		maximum
Title of each class of securities	Amount to be	aggregate	Amount of
to be registered	registered	offering price (1)	registration fee
Common Stock, $.01 par value per share	2,835,158 shares	$33,681,677	$3,911

(1)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the average high and low reported sales price of the common stock on the New York Stock Exchange on September 19, 2011.

PROSPECTUS
McMoRan Exploration Co.
2,835,158 Shares
Common Stock

     This prospectus relates to the offer and sale of 2,835,158 shares of our common stock by the selling security holder named in the “Selling Security Holder” section of this prospectus. We will not receive any proceeds from the sale of our common stock by the selling security holder. See “Use of Proceeds.”
     The selling security holder may offer shares of our common stock from time to time using different methods and at varying prices. For more information on possible methods of offer and sale by the selling security holder, you should refer to the section of this prospectus entitled “Plan of Distribution.” We do not know the method, the amount, the price, or the time or times the selling security holder may sell the shares of our common stock covered by this prospectus.
     Our common stock is listed on the New York Stock Exchange under the symbol “MMR.” On September 20, 2011, the last reported sale price of our common stock on the New York Stock Exchange was $11.67 per share.
     Investing in our common stock involves certain risks. See the information included and incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase shares of our common stock, including the discussion of material risks described in “Risk Factors” beginning on page 3 of this prospectus for more information.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 21, 2011.

     This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus.
     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. No offers to sell these shares of common stock will be made in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated by reference are accurate only as of the date of this prospectus or the respective document incorporated by reference, as the case may be. Our business, financial condition, results of operations and prospects may have changed since those dates.
     This prospectus is based on information provided by us and by other sources that we believe are reliable. This prospectus summarizes certain documents and other information and we refer you to those documents and information for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our company and the terms of the offering, including the merits and risks involved.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
          This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus or may be incorporated in this prospectus by reference to other documents and may include statements for periods following this offering. Forward-looking statements are all statements other than statements of historical facts, such as those statements regarding potential oil and gas discoveries, projected oil and gas exploration, development and production activities and costs, amounts and timing of capital expenditures, reclamation, indemnification and environmental obligations and costs, potential quarterly and annual production rates, reserve estimates, projected operating cash flows and liquidity, and statements about the potential opportunities and benefits presented by the recent property acquisition, including expectations regarding reserve estimates and production rates. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be,” and any similar expressions and/or statements that are not historical facts are intended to identify those assertions as forward-looking statements.
          We caution readers that forward-looking statements are not guarantees of future performance or exploration and development success, and our actual exploration experience and future financial results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that may cause our actual results to differ materially from those anticipated by the forward-looking statements include, but are not limited to, those associated with general economic and business conditions, failure to realize expected value creation from property acquisitions, including the acquisition of assets from Plains Exploration & Production Company, variations in the market demand for, and prices of, oil and natural gas, drilling results, unanticipated fluctuations in flow rates of producing wells due to mechanical or operational issues (including those experienced by wells operated by third parties where we are a participant), oil and natural gas reserve expectations, the potential adoption of new governmental regulations (including any enhanced regulatory oversight attributable to the governmental response to the Deepwater Horizon incident), unanticipated hazards for which we have limited insurance coverage, failure of third party partners to fulfill their commitments, the ability to satisfy future cash obligations and environmental costs, adverse conditions, such as high temperatures and pressure that could lead to mechanical failures or increased costs, the ability to hold current or future lease acreage rights, the ability to satisfy future cash obligations and environmental costs, access to capital to fund drilling activities, as well as other general exploration and development risks and hazards, and other factors described in more detail under “Risk Factors” included in Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and Item 1 of Part II of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, as updated by our subsequent filings with the SEC.
          Investors are cautioned that many of the assumptions upon which our forward-looking statements are based are likely to change after our forward-looking statements are made, including for example the market prices of oil and natural gas, which we cannot control, and production volumes and costs, some aspects of which we may or may not be able to control. Further, we may make changes to our business plans that could or will affect our results. We caution investors that we do not intend to update our forward-looking statements more frequently than quarterly, notwithstanding any changes in our assumptions, changes in our business plans, our actual experience, or other changes, and we undertake no obligation to update any forward-looking statements.

SUMMARY
          The following summary provides an overview of selected information about us. This summary is qualified in its entirety by the more detailed information, including our consolidated financial statements and related notes thereto, included or incorporated by reference in this prospectus. You should carefully consider the entire prospectus, including the “Risk Factors” section, before making an investment decision. Except as otherwise described herein or unless the context otherwise requires, all references to “McMoRan,” “MMR,” “we,” “us,” and “our” in this prospectus refer to McMoRan Exploration Co. and all entities owned or controlled by McMoRan Exploration Co.
The Company
          We engage in the exploration, development and production of oil and natural gas in the shallow waters (less than 500 feet of water) of the Gulf of Mexico and onshore in the Gulf Coast area of the United States. Our exploration strategy is focused on targeting large structures on the “deep gas play,” and on the “ultra-deep play.” Deep gas prospects target large deposits at depths typically between 15,000 and 25,000 feet. Ultra-deep prospects target objectives at depths typically below 25,000 feet. We have one of the largest acreage positions in the shallow waters of the Gulf of Mexico and Gulf Coast areas which are our regions of focus. We have rights to approximately 830,000 gross acres, including over 200,000 gross acres associated with the ultra-deep gas play below the salt weld. Our focused strategy enables us to make efficient use of our geological, engineering and operational expertise in these areas where we have more than 40 years of operating experience. We also believe that the scale of our operations in the Gulf of Mexico allows us to realize certain operating synergies and provides a strong platform from which to pursue our business strategy. Our oil and gas operations are conducted through McMoRan Oil & Gas LLC (“MOXY”), our principal operating subsidiary.
          On December 30, 2010, we completed the acquisition of Plains Exploration & Production Company’s (“PXP”) shallow water Gulf of Mexico shelf assets (“PXP Acquisition”). Under the terms of the transaction, we issued 51 million shares of common stock and paid $75.0 million cash to PXP, with total consideration for the transactions of approximately $1 billion based on the value of our common stock on the closing date. In addition, the purchase price included additional consideration associated with estimated revenues, expenses and capital expenditures attributable to the acquired properties from the August 1, 2010 effective date through the December 30, 2010 closing date, and the assumption of related asset retirement obligations. The substantial majority of properties acquired from PXP represented their interests in certain deep gas and ultra-deep exploration projects that, prior to the transaction, were jointly owned by us and PXP. The acquisition purchase price was allocated to the properties acquired, with approximately 19% allocated to proved properties and the remaining portion allocated to unevaluated oil and gas properties. Concurrent with the PXP Acquisition, we issued $700 million of 5.75% convertible perpetual preferred stock and $200 million of 4% convertible senior notes.
          The PXP Acquisition increased our scale of operations on the Gulf of Mexico shelf, consolidated our ownership in core focus areas, expanded our participation in future production from our deep gas and ultra-deep exploration and development programs and increased current reserves and production. In addition, we expect to continue to benefit from our positive relationship with PXP through PXP’s significant shareholding position in our Company.
          As of June 30, 2011, we had cash and cash equivalents of approximately $765.3 million, total debt of approximately $561 million ($74.7 million of which was represented by the outstanding 5 1/4% convertible senior notes due October 6, 2011 and classified as current), and approximately $1.66 billion of stockholders’ equity.
          Recent Development
          On September 8, 2011, we commenced an offer to exchange up to $74.7 million aggregate principal amount of our 5 1/4% convertible senior convertible senior notes due 2011 (“Existing Notes”) for an equal principal amount of newly issued 5 1/4% convertible senior convertible Senior Notes due 2012 (“New Notes”), plus cash in an amount equal to the accrued and unpaid interest on the Existing Notes through October 5, 2011. The $74.7 million represents the total amount of Existing Notes outstanding. The sole purpose of the exchange offer is to extend the maturity date of the debt underlying the Existing Notes to October 6, 2012. The exchange offer will expire at 11:59 p.m., New York City time on Wednesday, October 5, 2011 (the “Expiration Date”), unless earlier terminated by us. The completion of the exchange offer is conditioned on our receipt of valid tenders, not validly withdrawn, of at least $30 million in aggregate principal amount of the Existing Notes. In addition, we expressly reserve the right to terminate the exchange offer if the per share price of our common stock exceeds $16.575, the conversion price of the Existing Notes, at any time on or prior to the Expiration Date.
          For Additional Information
          Our principal executive offices are located at 1615 Poydras Street, New Orleans, Louisiana 70112, and our telephone number is (504) 582-4000. Our website is located at www.mcmoran.com. Any information on our website is not part of this prospectus.

The Offering
          As used in this section, references to “we,” “our” or “us” refer solely to McMoRan Exploration Co. and not to its subsidiaries.

Issuer:	McMoRan Exploration Co.

Common Stock that May Be Offered by the Selling Security Holder:	2,835,158 shares of common stock, par value $0.01 per share.

Common Stock Outstanding:	158,483,158 shares outstanding as of June 30, 2011.

Use of Proceeds:	We will not receive any proceeds from the sale of our common stock by the selling security holder. See “Use of Proceeds.”

Dividends:	We have not in the past paid, and do not anticipate in the future paying, cash dividends on our common stock. See “Dividend Policy.”

Risk Factors:	See “Risk Factors” beginning on page 3 of this prospectus and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

NYSE Symbol for Our Common Stock:	Our common stock is traded on the New York Stock Exchange under the symbol “MMR.”

Transfer Agent and Registrar:	Mellon Investor Services LLC.
The number of shares of common stock outstanding does not include the 2,835,158 shares of common stock being registered hereby, shares of our common stock issuable upon conversion of our 5.75% convertible perpetual preferred stock, Series 1 and Series 2, our 8% convertible perpetual preferred stock, our 4% convertible senior notes due December 30, 2017, our 5 1/4% convertible senior notes due October 6, 2011 or upon exercise of outstanding stock options and restricted stock units or upon the vesting of restricted stock awards.
RISK FACTORS
          An investment in our securities involves certain risks. You should carefully consider the risks disclosed in Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and Item 1 of Part II of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011, as well as the other information included or incorporated by reference in this prospectus, before making an investment decision. We caution readers that these, among other risks, could in some cases have affected, and in the future could affect, our actual consolidated results and could cause our actual consolidated results in the future to differ materially from the expectations expressed in forward-looking statements included in this prospectus, including any documents incorporated herein by reference. The market or trading price of our common stock could decline due to any of these risks or other factors, and you may lose all or part of your investment.
USE OF PROCEEDS
          All of the shares of common stock offered pursuant to this prospectus are being offered by the selling security holder. We will not receive any proceeds from the sale of shares of our common stock by the selling security holder. See “Selling Security Holder” for information related to the entity receiving proceeds from the sale of the shares of common stock.

DESCRIPTION OF CAPITAL STOCK
          The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to the relevant provisions of the General Corporation Law of the State of Delaware and our amended and restated certificate of incorporation, as amended (“certificate of incorporation”), and our amended and restated by-laws (“by-laws”). Copies of our certificate of incorporation and by-laws are incorporated herein by reference and will be sent to you at no charge upon request. See “Where You Can Find More Information.”
          Authorized Capital Stock
          Under our certificate of incorporation, our authorized capital stock consists of 300 million shares of common stock, $0.01 par value per share, and 50 million shares of preferred stock, $0.01 par value per share. As of June 30, 2011, there were issued and outstanding:
•	158,483,158 shares of common stock (excluding 2,611,591 treasury shares);
•	13,999 shares of 8% convertible perpetual preferred stock;
•	200,000 shares of 5.75% convertible perpetual preferred stock, Series 1; and
•	500,000 shares of 5.75% convertible perpetual preferred stock, Series 2.
          As of June 30, 2011, our outstanding shares of 8% convertible perpetual preferred stock were convertible into 2,045,889 shares of common stock (assuming the current conversion rate of 146.1454, such conversion rate being subject to adjustment to a maximum conversion rate of 173.9130 upon a “fundamental change” as such term is defined under the certificate of designations); our outstanding shares of 5.75% convertible perpetual preferred stock, Series 1, were convertible into 12,500,000 shares of common stock (assuming the current conversion rate of 62.5 shares, such conversion rate being subject to adjustment to a maximum conversion rate of 72.7802 upon a “fundamental change” as such term is defined under the certificate of designations); our outstanding shares of 5.75% convertible perpetual preferred stock, Series 2, were convertible into 31,250,000 shares of common stock (assuming the current conversion rate of 62.5 shares, such conversion rate being subject to adjustment to a maximum conversion rate of 72.7802 upon a “fundamental change” as such term is defined under the certificate of designations); our outstanding 5 1/4% convertible senior notes due October 6, 2011 were convertible into 4,507,994 shares of common stock at a conversion price of $16.575 per share; our outstanding 4% convertible senior notes due December 30, 2017 were convertible into 12,500,000 shares of common stock at a conversion price of $16.00 per share; an aggregate of 13,277,325 shares of our common stock were authorized for issuance upon the exercise of outstanding stock options at an average exercise price of $14.15 per share; and an aggregate of 105,248 shares of our common stock were issuable upon vesting of restricted stock units.
          Description of Common Stock
          Common stock outstanding. The issued and outstanding shares of common stock are, and the shares of common stock that we may issue in the future will be, validly issued, fully paid and nonassessable.
          Voting rights. Holders of our common stock are entitled to elect all of the members of the board of directors, except that holders of our 8% convertible perpetual preferred stock and holders of each series of our 5.75% convertible perpetual preferred stock, voting as a single class with the shares of any other preferred stock or securities having similar voting rights, are entitled to elect two directors in addition to those directors elected by the holders of our common stock if we fail to make specified dividend payments. See “—Description of Preferred Stock” for additional information relating to the voting rights of our preferred stock. Each share of common stock has one vote. With respect to all other matters submitted to a vote of stockholders, except as required by law, the holders of the common stock vote together as a single class, and record holders have one vote per share.
          Dividend rights; rights upon liquidation. Subject to any preferences afforded to the holders of preferred stock, currently outstanding or issued in the future by the board of directors, holders are entitled to dividends at such times and in such amounts as the board of directors may determine. In the event of a voluntary or involuntary liquidation, dissolution or winding up of our company, prior to any distributions to the holders of the common stock, the holders of our 8% convertible perpetual preferred stock and each series of our 5.75% convertible perpetual preferred stock will receive any payments to which they are entitled. Subsequent to those payments, the holders of the common stock will share ratably, according to the number of shares held by them, in our remaining net assets, if any.
          Other rights. Shares of our common stock are not redeemable and have no subscription, conversion or preemptive rights.
          Transfer agent. The transfer agent and registrar for the common stock is Mellon Investor Services LLC.
          NYSE. We list our common stock on the New York Stock Exchange under the symbol “MMR.”
          Certain Provisions of our Certificate of Incorporation and By-laws
          Supermajority voting/fair price requirements. Our certificate of incorporation requires the approval of the holders of not less than 80% of our common stock voting together as a single class, and not less than 75% of our common stock excluding common stock beneficially owned by the interested stockholder (described below) voting as a separate class, for:
•	any merger, consolidation or share exchange of our company or any of our subsidiaries with or into an interested stockholder (an interested stockholder is any person or entity, or any associate or affiliate of that person or entity, who (i) is the beneficial owner of 15% or more of our common stock, or (ii) is an affiliate or associate of our company and was within the two years prior to the transaction a beneficial owner, directly or indirectly, of 15% or more of our common stock, which we refer to as an interested stockholder);
•	any sale, lease, transfer, exchange, mortgage, pledge, loan, advance or similar disposition of 5% or more of the lesser of the total market value of our outstanding stock or our net worth in one or more transactions involving an interested stockholder or an associate or affiliate of an interested stockholder;
•	the adoption of any plan or proposal for liquidation or dissolution of our company or any subsidiary;
•	the issuance or transfer by us or any of our subsidiaries of equity securities having a fair market value of $1 million or more in one or more transactions in any twelve-month period to any interested stockholder or affiliate or associate of an interested stockholder except pursuant to warrants or rights to purchase securities offered pro rata to all holders of common stock or by other means such that each holder of common stock is given substantially proportionate treatment;
•	any reclassification or recapitalization of securities of our company, including any reverse stock split, any merger, consolidation or share exchange of our company with any subsidiary, or any other transaction (whether or not involving an interested stockholder) that would increase, by 5% or more, an interested stockholder’s, or any associate or affiliate of an interested stockholder’s, voting power or proportionate amount of shares of any class or series of equity securities of our company or any subsidiary;
•	any loans, advances, guarantees, pledges or other financial assistance or tax advantages provided by our company or any of our subsidiaries to an interested stockholder or any affiliate or associate of an interested stockholder except proportionately as a stockholder; or
•	any agreement, contract or other arrangement providing directly or indirectly for any of the foregoing.
          However, the supermajority voting requirement is not applicable if:

•	our board of directors approved the transaction before the interested stockholder became an interested stockholder by a majority vote of the members of our board of directors and the transaction is approved by a majority vote of the continuing directors (a continuing director is any member of the board of directors who is not an interested stockholder or an affiliate of an interested stockholder and (i) was a director prior to the time the interested stockholder became an interested stockholder or (ii) was recommended or elected by a majority of the continuing directors at a meeting at which a quorum consisting of a majority of the continuing directors was present; in the absence of an interested stockholder, the continuing directors means all the directors then in office); or
•	all of the following conditions have been met: (i) the aggregate amount of consideration received per share by the holders meet certain “fair price” criteria, (ii) prior to the consummation of the transaction (a) there has been no failure to declare or pay dividends on any outstanding preferred stock, (b) there has been no reduction in the annual rate of dividends paid on common stock except to reflect a subdivision of the common stock and no failure to increase the annual rate of dividends as necessary to reflect a decrease in the number of outstanding shares of common stock, and (c) the interested stockholder has not become the beneficial owner of any additional shares of common stock except as part of the transaction that resulted in such interested stockholder becoming an interested stockholder or as a result of a pro rata stock dividend, and (iii) the interested stockholder has not received the benefits (except proportionately as a stockholder) of any loans, advances or other financial assistance or tax advantages provided by us.
          Amendment of certain provisions of our certificate of incorporation. Under Delaware law, unless the certificate of incorporation specifies otherwise, a corporation’s certificate of incorporation may be amended by the affirmative vote of the holders of a majority of the shares of outstanding stock with voting power with respect to such amendment. Our certificate of incorporation requires the affirmative vote of 80% of the voting stock to amend, alter or repeal certain of its provisions regarding (i) stockholder unanimous written consents, (ii) the classification, filling of vacancies and removal of members of the board of directors, (iii) the limitation of liability of directors, (iv) business combinations and (v) amendments to our certificate of incorporation and our by-laws.
          Effects of authorized but unissued common stock and blank check preferred stock. One of the effects of the existence of authorized but unissued common stock and undesignated preferred stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.
          In addition, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of our company.
          Advance notice of intention to nominate a director. Our certificate of incorporation and by-laws permit a stockholder to nominate a person for election as a director only if written notice of such stockholder’s intent to make a nomination has been delivered to our Secretary not later than the close of business on the 120th day nor earlier than the close of business on the 210th day prior to the first anniversary of the preceding year’s annual meeting. This provision also requires that the notice set forth, among other things, a description of all arrangements or understandings between the nominee and the stockholder pursuant to which the nomination is to be made or the nominee is to be elected and such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules promulgated under the Securities Exchange Act of 1934, as amended, had the nominee been nominated by our board of directors. Any nomination that fails to comply with these requirements may be disqualified.

          Advance notice of stockholder proposals. Our by-laws permit a stockholder proposal to be presented at a stockholders’ meeting only if prior written notice of the proposal is provided to us within the time periods and in the manner specified in the by-laws.
          No ability of stockholders to call special meetings. Our certificate of incorporation and by-laws deny stockholders the right to call a special meeting of stockholders, except in those limited circumstances where holders of our preferred stock have the right to call a special meeting. Our by-laws provide that special meetings of stockholders may be called only by the chairman or either co-chairman of the board of directors, the vice chairman of the board of directors or the president and chief executive officer or upon a vote of the majority of the board of directors.
          No action by written consent. Our certificate of incorporation prohibits our stockholders from taking any action except at an annual or special meeting of stockholders.
          Removal of directors; filling vacancies on board of directors. Our certificate of incorporation provides that any director may be removed, for cause involving fraud or a violation of the duty of loyalty as determined by a court of law, by a vote of the holders of 80% of the voting stock. Any vacancies on the board of directors resulting by the death, resignation or removal of a director may be filled only by a vote of both a majority of the directors then in office and a majority of continuing directors voting as a separate group.
          Amendment of by-laws. Our certificate of incorporation and by-laws provide that our by-laws may be altered, amended, changed or repealed by vote of the holders of 80% of the voting stock, or upon the affirmative vote of both a majority of the board of directors then in office and a majority of all continuing directors voting as a separate group.
          Limitation of liability of directors and officers. As permitted by the Delaware General Corporation Law, our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to our company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to eliminate our rights and our stockholders’ rights to recover monetary damages against a director or officer for breach of a fiduciary duty of care. The provision does not eliminate or limit our right, or the right of a stockholder, to seek non-monetary or equitable relief, such as an injunction or rescission. The SEC has taken the position that this provision has no effect on claims arising under the federal securities laws.
          In addition, our certificate of incorporation provides for mandatory indemnification rights, subject to limited exceptions, to any director or executive officer who (because of the fact that he or she is our director or officer) is involved in a legal proceeding of any nature. These indemnification rights include reimbursement for expenses incurred by the director or officer in advance of the final disposition of a proceeding according to applicable law.
          Description of Preferred Stock
          8% Convertible Perpetual Preferred Stock. Our 8% convertible perpetual preferred stock has a liquidation preference of $1,000 per share. Each share is convertible into 146.1454 shares of our common stock. The conversion rate is adjustable upon the occurrence of certain events. Beginning June 15, 2014, we may redeem shares of the 8% convertible perpetual preferred stock by paying cash, our common stock or any combination thereof for $1,000 per share plus accumulated and unpaid dividends, but only if our common stock has exceeded 130% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date we give the redemption notice. Dividends are cumulative and are payable quarterly on February 15, May 15, August 15 and November 15 of each year. Generally, we cannot pay dividends on or repurchase our common stock unless all accrued, cumulated and unpaid dividends on the 8% convertible perpetual preferred stock for all prior dividend periods have been paid in full. For additional information about our 8% convertible perpetual preferred stock, you should refer to the certificate of designations, which is an exhibit to the registration statement of which this prospectus is a part.

          5.75% Convertible Perpetual Preferred Stock, Series 1 and Series 2. Each series of our 5.75% convertible perpetual preferred stock has a liquidation preference of $1,000 per share. Each share of both series of our 5.75% convertible perpetual preferred stock is convertible into 62.5 shares of our common stock. The conversion rate for each series is adjustable upon the occurrence of certain events. We may not redeem any shares of either series of our 5.75% convertible perpetual preferred stock before December 30, 2013. On or after December 30, 2013, we may redeem some or all of the shares of either series of our 5.75% convertible perpetual preferred stock at a redemption price (the “redemption price”) equal to 100% of the liquidation preference, plus accumulated and unpaid dividends thereon to, but excluding, the redemption date, but only if the closing sale price of our common stock for 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date we give the redemption notice exceeds 130% of the conversion price in effect on each such trading day. At any time on or after December 30, 2020, we may redeem some or all the shares of our 5.75% convertible perpetual preferred stock, Series 1 at the redemption price. We have the right to pay the redemption price for shares of our 5.75% convertible perpetual preferred stock, Series 1 in cash, shares of our common stock, or a combination of cash and shares of our common stock, subject to certain conditions. We may pay the redemption price for shares of our 5.75% convertible perpetual preferred stock, Series 2 in cash only. Dividends on each series of our 5.75% convertible perpetual preferred stock are cumulative and are payable quarterly on February 15, May 15, August 15 and November 15 of each year. Generally, we cannot pay dividends on or repurchase our common stock unless all accrued, cumulated and unpaid dividends on each series of our 5.75% convertible perpetual preferred stock for all prior dividend periods have been paid in full. For additional information about our 5.75% convertible perpetual preferred stock, Series 1 and Series 2, you should refer to the certificates of designations, which are an exhibit to the registration statement of which this prospectus is a part.
          Holders of our 8% convertible perpetual preferred stock and each series of our 5.75% convertible perpetual preferred generally have no voting rights, except as required by law. If dividends payable on any of our preferred stock are in arrears for six or more quarterly periods (whether or not consecutive), the holders of the preferred stock, voting as a single class with the shares of any other preferred stock or securities having similar voting rights (the “voting rights class”), will be entitled at the next meeting of our stockholders to elect two directors in addition to those directors elected by the holders of our common stock. These voting rights and the terms of the directors so elected will continue until such time as the dividends in arrears on the preferred stock have been paid in full. We may not amend our certificate of incorporation if the amendment would adversely affect the holders of our 8% convertible perpetual preferred stock or either series of our 5.75% convertible perpetual preferred stock unless we obtain the consent of holders of at least two-thirds the outstanding shares of the voting rights class, voting as a single class.
          We may issue shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock. The issuance of any shares of preferred stock in the future could adversely affect the rights of the holders of common stock.
          Description of Convertible Notes
          As of June 30, 2011, we had outstanding $74.72 million principal amount of our 5 1/4% convertible senior notes due October 6, 2011. Interest on the convertible notes is payable semiannually on April 6 and October 6. The notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of common stock at a conversion price of $16.575 per share, which is equal to a conversion rate of approximately 60.33 shares of common stock per $1,000 principal amount of notes. The conversion rate is adjustable upon the occurrence of certain events. For additional information about our 5 1/4% convertible senior notes due 2011, you should refer to the indenture for the notes, which is an exhibit to the registration statement of which this prospectus is a part.

     As of June 30, 2011, we had outstanding $200 million principal amount of our 4% convertible senior notes due December 30, 2017. Interest on the convertible notes is payable semiannually on February 15 and August 15. The notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of common stock at a conversion price of $16.00 per share, which is equal to a conversion rate of approximately 62.5 shares of common stock per $1,000 principal amount of notes. The conversion rate is adjustable upon the occurrence of certain events. For additional information about our 4% convertible senior notes due 2017, you should refer to the indenture for the notes, which is an exhibit to the registration statement of which this prospectus is a part.

PRICE RANGE OF COMMON STOCK
          Our common stock is listed and traded on the New York Stock Exchange under the symbol “MMR.” The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock on the New York Stock Exchange.

	High	Low
Fiscal Year 2009
First Quarter	$12.35	$3.14
Second Quarter	7.71	4.26
Third Quarter	9.35	4.72
Fourth Quarter	9.78	6.77
Fiscal Year 2010
First Quarter	18.80	8.18
Second Quarter	17.10	8.63
Third Quarter	18.04	9.91
Fourth Quarter	19.80	14.18
Fiscal Year 2011
First Quarter	18.68	14.94
Second Quarter	19.26	15.03
Third Quarter (through September 15, 2011)	18.83	10.98
          On September 15, 2011, there were 6,875 holders of record of our common stock and the last reported sale price of our common stock on the New York Stock Exchange was $12.70 per share.
DIVIDEND POLICY
          We have not in the past paid, and do not anticipate in the future paying, cash dividends on our common stock. In addition, our credit agreement currently prohibits our payment of dividends on our common stock. At such time, if ever, that such restrictions are lifted, the board of directors has the sole discretion as to the timing and amount of any cash dividends.
MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR
NON-U.S. HOLDERS OF COMMON STOCK
          The following is a general discussion of the material U.S. federal income and estate tax considerations generally applicable to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our common stock issued pursuant to this offering.
          For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock (other than a partnership) that is not a “United States person” for U. S. federal income tax purposes. A United States person is any of the following:
•	an individual citizen or resident of the United States;
•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

          This discussion is limited to non-U.S. holders who purchase our common stock issued pursuant to this offering and who hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is not a detailed description of the U.S. federal income tax consequences applicable to certain holders that are subject to special treatment under the U.S. federal income tax laws, including:
•	dealers in securities;
•	certain financial institutions;
•	regulated investment companies;
•	real estate investment trusts;
•	tax-exempt organizations;
•	insurance companies;
•	a person holding our preferred stock or our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;
•	a trader in securities that has elected the mark-to-market method of accounting for its securities;
•	a person liable for alternative minimum tax;
•	a person who is an investor in a pass-through entity;
•	a United States person whose “functional currency” is not the U.S. dollar;
•	a “controlled foreign corporation”;
•	a “passive foreign investment company”;
•	a United States expatriate; or
•	a non-U.S. holder (as defined below) that owns, or is deemed to own, more than 5% of our common stock.
          If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your own tax advisors.
          This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below.
          This summary does not address all aspects of U.S. federal income and estate tax consequences to you in light of your particular circumstances and does not address any tax consequences under the laws of any state, local non-U.S. tax laws or any other U.S. federal tax laws. If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership of our common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

          Distributions on our Common Stock. We have not in the past paid, and do not anticipate making distributions on our common stock. In the event we do make a distribution, the distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits. To the extent that a non-U.S. holder receives distributions on shares of common stock that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the non-U.S. holder’s basis in the shares of common stock. Any such distributions in excess of the non-U.S. holder’s basis in the shares of common stock generally will be treated as gain from the sale or exchange of such stock, the treatment of which is described below.
          Generally, distributions on our common stock that are treated as dividends will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable tax treaty. In order to claim the benefit of an applicable tax treaty, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under a treaty.
          Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment maintained by the non-U.S. holder, will generally be subject to U.S. federal income tax on a net basis at applicable individual or corporate rates. In that case, we will not have to withhold U.S. federal withholding tax if the non-U.S. holder provides a properly executed IRS Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. A non-U.S. holder that is a corporation may also be subject to a “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on the deemed repatriation from the United States of its “effectively connected earnings and profits,” subject to certain adjustments.
          Sale or other disposition. A non-U.S. holder will generally not be subject to U.S. federal income tax on any gain realized on the sale or exchange of our preferred stock or our common stock unless:
•	the gain is effectively connected with a U.S. trade or business of the non-U.S. holder (and, if a tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by such non-U.S. holder);

•	in the case of a nonresident alien individual, such individual is present in the United States for 183 or more days in the taxable year of the sale or disposition and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” (“USRPHC”), as described below, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter (the “Test Period”), and either our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs or the non-U.S. holder owns or has owned a threshold amount of our common stock, as described below.
          We believe that we are a USRPHC because the fair market value of our U.S. real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business. Assuming this is and remains the case, a non-U.S. holder will be subject to U.S. federal income and withholding tax on income or gain realized on the sale or exchange of our common stock unless: (i) our common stock continues to be regularly traded (within the meaning of applicable U.S. Treasury regulations) and (ii) such non-U.S. holder of our common stock has not owned and is not deemed to have owned more than 5% of our common stock during the Test Period prior to the disposition of any of the stock.
          Non-U.S. holders that may be treated as actually or constructively owning more than 5% of our common stock should consult their own tax advisors with respect to the U.S. federal income tax consequences of the ownership and disposition of preferred stock or common stock.

          Withholding under the Foreign Account Tax Compliance rules. Recent legislation generally imposes a withholding tax of 30% on payments after December 31, 2013, to certain foreign entities of gross proceeds from dispositions of U.S. stock, unless various U.S. information reporting and due diligence requirements that are different from (and in addition to) the beneficial owner certification requirements described above have been satisfied. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in the event they receive our common stock.
          Information reporting and backup withholding on non-U.S. holders. The relevant withholding agent will report annually to the IRS and to each non-U.S. holder the amount of distributions paid to such holder and the tax withheld with respect to such distributions, regardless of whether withholding was required. Copies of the information returns may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
          A non-U.S. holder will be subject to backup withholding with respect to dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined in the Code), or such holder otherwise establishes an exemption.
          Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the holder certifies under penalty of perjury that it is not a United States person (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such holder otherwise establishes an exemption.
          Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.
          U.S. Federal Estate Taxes
          Shares of our common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

SELLING SECURITY HOLDER
          In 2009, MOXY and Whitney Exploration, LLC (“Whitney”) entered into an exploration agreement pursuant to which Whitney participated in MOXY’s exploration and development activities at several prospects, including a 2.97% working interest in Davy Jones and a 2% working interest in Blackbeard East. On September 8, 2011, we purchased all of Whitney’s interests under such exploration agreement for a cash sum and 2,835,158 shares of our common stock. The issuance of the 2,835,158 shares of our common stock to Whitney was through a private placement that was exempt from the registration requirements of the Securities Act of 1933, as amended (“Securities Act”) pursuant to Section 4(2) of the Securities Act.
          In connection with the issuance of shares of our common stock to Whitney, we entered into a registration rights agreement with Whitney, dated September 8, 2011 (the “Registration Rights Agreement”), pursuant to which we agreed within 30 days of closing to (1) file with the Securities and Exchange Commission (the “SEC”) a shelf registration statement covering the 2,835,158 shares of common stock issued to Whitney (the “Registrable Securities”) that would permit the resale of some or all of the Registrable Securities pursuant to the shelf registration statement and (2) use our commercially reasonable efforts to maintain the effectiveness of the shelf registration statement while Whitney holds Registrable Securities.
          Whitney, its transferees, pledgees or donees or their successors (all of whom may be selling security holders), may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock covered by this prospectus. When we refer to “selling security holder” in this prospectus, we mean Whitney, as well as its transferees, pledgees or donees or their successors.
          The following table sets forth certain information as of September 15, 2011 regarding the beneficial ownership of common stock by the selling security holder and the shares being offered by the selling security holder. All information with respect to beneficial ownership is based upon information obtained from the selling security holder. Assuming all of the shares of common stock being registered for resale are sold, and assuming the selling security holder does not purchase additional shares in the interim, the selling security holder will not own any shares of common stock after completion of this offering.

	Shares Beneficially Owned			Shares Beneficially
	Before Offering(1)			Owned After Offering(2)
Name and Address of Beneficial Owner	Number	Percent	Shares Being Offered	Number	Percent
Whitney Exploration, LLC 16210 West Main Street Cut Off, Louisiana 70345	2,835,158	1.8%	2,835,158	0	0%

(1)	Percentages are based on approximately 161.3 million shares of common stock outstanding as of September 15, 2011. The number of shares of common stock outstanding does not include treasury shares, shares of our common stock issuable upon conversion of our 5.75% convertible perpetual preferred stock, Series 1 and Series 2, our 8% convertible perpetual preferred stock, our 4% convertible senior notes due December 30, 2017, or our 5 1/4% convertible senior notes due October 6, 2011 or upon exercise of outstanding stock options or upon the vesting of restricted stock units.

(2)	The selling security holder has not informed us, and we do not know, when or in what amounts the selling security holder may offer for sale the shares of common stock pursuant to this offering. The selling security holder may choose not to sell any of the shares offered by this prospectus. Because the selling security holder may offer all, some, or none of the shares of common stock that it owns pursuant to this offering, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares of common stock, we cannot provide any information or estimates as to the number of shares of common stock that the selling security holder will hold after completion of the offering. For purposes of this table, we have assumed that the selling security holder will have sold all of the shares covered by this prospectus upon the completion of the offering.

PLAN OF DISTRIBUTION
          We are registering the common stock covered by this prospectus to permit the selling security holder to engage in public secondary trading of these shares of common stock from time to time after the date of this prospectus.
          The selling security holder, including its transferees, pledgees or donees or their successors (all of whom may be selling security holders), may sell the shares of common stock directly to purchasers or through underwriters, broker-dealers or agents, any of which may receive compensation in the form of discounts, concessions or commissions from the selling security holder or the purchasers of the shares of common stock. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.
          The shares of common stock may be sold in one or more transactions at:
•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.
          These prices will be determined by the selling security holder or by agreement between such selling security holder and underwriters, broker-dealers or agents. The aggregate proceeds to the selling security holder from the sale of shares of common stock offered by them will be the purchase price less discounts and commissions, if any. The selling security holder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of the shares of common stock to be made directly or through agents. We will not receive any of the proceeds from any of these sales.
          The sales described in the preceding paragraph may be effected in transactions:
•	on any national securities exchange or quotation service on which common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market; or

•	otherwise than on such exchanges or services or in the over-the-counter market.
          These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent for the selling security holder and the purchaser.
          In connection with the sale of the common stock, the selling security holder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of the common stock to close out their short positions, or loan or pledge the shares of common stock to broker-dealers which in turn may sell the shares of common stock.
          Our outstanding common stock is listed for trading on the New York Stock Exchange under the symbol “MMR.”
          In order to comply with the securities laws of some states, if applicable, common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
          The selling security holder and any underwriters, broker-dealers or agents that participate in the sale of the shares of common stock may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares of common stock may be deemed to be underwriting discounts and commissions under the Securities Act. A selling security holder who is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to statutory liabilities, including, but not limited to, liability under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. The selling security holder has acknowledged that it understand its obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.
          The selling security holder has not advised us of any current plans, arrangements or understandings with any underwriter, broker-dealer or agent regarding the sale of the shares of common stock. The selling security holder may choose not to sell a portion or all of the shares of common stock offered by them under this prospectus. In addition, we cannot assure you that the selling security holder will not transfer, devise or gift the shares of common stock by other means not described in this prospectus. Furthermore, the shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A under the Securities Act rather than pursuant to this prospectus.
          To the extent required, the common stock to be sold, the name of the selling security holder, the purchase price and public offering price, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or in one or more reports filed with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act or, if appropriate, a post-effective amendment to the registration statement of which this prospectus forms a part.
          We originally issued the common stock to Whitney in a private placement exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act. We entered into a registration rights agreement with Whitney for the benefit of Whitney to register the common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling security holder and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the shares of common stock, including liabilities under the Securities Act. We have agreed, among other things, to pay all expenses relating to the shelf registration statement of which this prospectus forms a part.
          Under the registration rights agreement, we are obligated to use our commercially reasonable efforts to keep the registration statement of which this prospectus forms a part effective until the earliest of:
•	the date that all of the shares of common stock cease to be outstanding or have either been (A) sold or otherwise transferred pursuant to the registration statement of which this prospectus forms a part or (B) sold pursuant to Rule 144 (or any similar provision then in effect) under the Securities Act;

•	the date the shares of common stock are eligible to be sold by the holders thereof under Rule 144 without restriction as to volume;

•	the date the shares of common stock are held by us or one of our subsidiaries; and

•	the date when all shares of common stock are sold in a private transaction in which the transferor’s rights under the registration rights agreement are not assigned to the transferee of such securities pursuant to the registration rights agreement.
          Our obligation to keep the registration statement of which this prospectus forms a part effective is subject to specific exceptions set forth in the registration rights agreement. In the event an exception applies or is available, we may prohibit offers and sales of the shares of common stock pursuant to this registration statement of which this prospectus forms a part. In addition, we may suspend the availability of the registration statement for which this prospectus forms a part if our management determines, in its reasonable discretion, that because of pending corporate developments, such a suspension is appropriate. The periods during which we may suspend the availability of the registration of which this prospectus forms a part may not, however, exceed a total of 45 days in any 180-day period or a total of 90 days in any 365-day period. Prior to suspending the availability of the registration statement of which this prospectus forms a part, we must provide the holder of the common stock with written notice of such suspension.
LEGAL MATTERS
          The validity of the shares of our common stock offered by this prospectus will be passed upon by Douglas N. Currault II, the Assistant General Counsel and Assistant Secretary of the Company. Mr. Currault owns less than 1% of our outstanding shares of common stock. If legal matters in connection with offerings made by this prospectus are passed on by other counsel for the selling security holder or by counsel for the underwriters of an offering of the common stock, that counsel will be named in the applicable prospectus supplement.
EXPERTS
          Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2010 and the effectiveness of our internal control over financial reporting as of December 31, 2010 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.
          With respect to our unaudited condensed consolidated interim financial information as of March 31, 2011 and June 30, 2011 and for the three-month periods ended March 31, 2011 and 2010, and the three and six-month periods ended June 30, 2011 and 2010, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 6, 2011, included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, and their separate report dated August 5, 2011 included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, both of which reports are incorporated by reference herein, state that they did not audit and they do not express opinions on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not “reports” or “parts” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.
          The audited historical statements of revenues and direct operating expenses of the oil and gas properties acquired from Plains Exploration & Production Company, included on pages 1 through 7 of Exhibit 99.1 of our Current Report on Form 8-K/A dated January 28, 2011, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
RESERVES
          The information regarding our proved oil and gas reserves as of December 31, 2010, 2009 and 2008 that is included or incorporated by reference herein, has been reviewed and verified by Ryder Scott Company, L.P. (“Ryder Scott”). This reserve information has been included or incorporated by reference herein upon the authority of Ryder Scott, as experts in petroleum engineering and oil and gas reserve determination.

WHERE YOU CAN FIND MORE INFORMATION
          We file annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and our website at www.mcmoran.com. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.
          We are “incorporating by reference” into this prospectus specific documents that we filed with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the termination of the offering of all of the securities covered by this prospectus. This prospectus is part of a registration statement filed with the SEC.
          We are “incorporating by reference” into this prospectus the following documents filed with the SEC (excluding any reports or portions thereof that have been “furnished” but not “filed” for purposes of the Exchange Act):
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2011 and June 30, 2011;

•	The portions of our definitive Proxy Statement filed on April 28, 2011 incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2010;

•	Our Current Reports on Form 8-K filed with the SEC on January 4, 2011, February 28, 2011, March 28, 2011, June 17, 2011, July 6, 2011, July 20, 2011, September 7, 2011 and September 9, 2011 and on Form 8-K/A filed with the SEC on January 28, 2011; and

•	Registration Statement on Form 8-A, as amended, for a description of our common stock, par value $0.01 per share, filed on January 28, 2011, including any amendments or reports filed for the purpose of updating such description, which is also incorporated by reference herein.
          We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated by reference. You can request copies of such documents if you call or write us at the following address or telephone number: McMoRan Exploration Co., 1615 Poydras Street, New Orleans, Louisiana 70112, (504) 582-4000.
          This prospectus or information incorporated by reference herein contains summaries of certain agreements that we have filed as exhibits to various SEC filings. The descriptions of these agreements contained in this prospectus or information incorporated by reference herein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.
          You should rely only upon the information contained in this prospectus or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this document is accurate as of any date other than that on the front cover of this prospectus.
          Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus.
* * * * * * * * * *

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the securities being registered hereby:

SEC registration fee	$3,911
Legal fees and expenses	10,000
Accounting fees and expenses	25,000
Miscellaneous	1,089

Total	$40,000
Item 15. Indemnification of Directors and Officers.
     Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for any authorization of the payment of a dividend or approval of a stock repurchase in violation of Delaware corporate law or for any transaction from which the director derived an improper personal benefit.
     Article VIII of our amended and restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (1) for any breach of the duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporation Law of Delaware, which makes directors liable for unlawful dividend or unlawful stock repurchases or redemptions or (4) transactions from which directors derive improper personal benefit.
     Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.
     Article VIII of our amended and restated certificate of incorporation provides that our company shall indemnify any person who is or was a director, officer, employee or agent of our company, to the fullest extent authorized by law. In addition, Section 10 of our amended and restated bylaws provides that we shall defend and indemnify each person who was or is made a party to, or is threatened to be made a party to, or is otherwise involved in, any action, suit, or proceeding by reason of the fact that the person is or was our director, officer, employee or agent if:
•	the director, officer, agent or employee is successful in defending the claim on its merits or otherwise; or

•	the director, officer, agent or employee meets the standard of conduct described in Section 9 of our bylaws.
     However, the director, officer, agent or employee of our company will not be entitled to indemnification if:

•	the claim is one brought by the director, officer, agent or employee against our company; or

•	the claim is one brought by the director, officer, agent or employee as a derivative action by our company or in the right of our company, and the action is not approved by our board of directors.
     The rights conferred by Article VIII of our amended and restated certificate of incorporation and Section 10 of our amended and restated bylaws are contractual rights and include the right to be paid by us the expenses incurred in defending the action, suit or proceeding in advance of its final disposition.
     We have an insurance policy insuring our directors and officers against certain liabilities, including liabilities under the Securities Act.
Item 16. Exhibit Index.
     The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.
Item 17. Undertakings.
     The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
          provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities in the post-effective amendment at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That, for the purpose of determining liability under the Securities Act to any purchaser:

     (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;
          (5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.
          (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
* * * * * * * * * *

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on September 21, 2011.

MCMORAN EXPLORATION CO.
By:	/s/ Nancy D. Parmelee
Nancy D. Parmelee
Senior Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* James R. Moffett	Co-Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	September 21, 2011

/s/ Richard C. Adkerson Richard C. Adkerson	Co-Chairman of the Board	September 21, 2011

* B.M. Rankin, Jr.	Vice Chairman of the Board	September 21, 2011

/s/ Nancy D. Parmelee Nancy D. Parmelee	Senior Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)	September 21, 2011

* C. Donald Whitmire, Jr.	Vice President and Controller- Financial Reporting (Principal Accounting Officer)	September 21, 2011

* A. Peyton Bush, III	Director	September 21, 2011

* William P. Carmichael	Director	September 21, 2011

Robert A. Day	Director

* James C. Flores	Director	September 21, 2011

* Gerald J. Ford	Director	September 21, 2011

* H. Devon Graham, Jr.	Director	September 21, 2011

S-1

Signature	Title	Date

* Suzanne T. Mestayer	Director	September 21, 2011

* John F. Wombwell	Director	September 21, 2011

*By:	/s/ Richard C. Adkerson
Richard C. Adkerson
Attorney-in-Fact

S-2

McMoRan Exploration Co.
Exhibit Index

Filed
with
this
		Form	Incorporated by Reference
Number	Exhibit Title	S-3	Form	File No.	Date Filed
2.1	Agreement and Plan of Merger dated as of August 1, 1998		S-4	333-61171	10/06/1998

2.2	Agreement and Plan of Merger dated September 19, 2010, by and among McMoRan Exploration Co., McMoRan Oil & Gas LLC, McMoRan GOM, LLC and McMoRan Offshore LLC, and Plains Exploration & Production Company, PXP Gulf Properties LLC and PXP Offshore LLC		10-Q	001-07791	11/09/2010

3.1	Composite Certificate of Incorporation of McMoRan Exploration Co.		8-A	001-07791	01/28/2011

3.2	Amended and Restated By-Laws of McMoRan Exploration Co. as amended effective through February 1, 2010		8-K	001-07791	02/03/2010

4.1	Form of Certificate of McMoRan Exploration Co. Common Stock		S-4	333-61171	10/06/1998

4.2	Standstill Agreement dated August 5, 1999 between McMoRan Exploration Co. and Alpine Capital, L.P., Robert W. Bruce III, Algenpar, Inc, J. Taylor Crandall, Susan C. Bruce, Keystone, Inc., Robert M. Bass, the Anne T. and Robert M. Bass Foundation, Anne T. Bass and The Robert Bruce Management Company, Inc. Defined Benefit Pension Trust		10-Q	001-07791	11/12/1999

4.3	Purchase Agreement dated September 30, 2004, by and among McMoRan Exploration Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and J.P. Morgan Securities Inc.		8-K	001-07791	10/07/2004

4.4	Indenture dated October 6, 2004 by and among McMoRan Exploration Co. and The Bank of New York Mellon, as trustee		8-K	001-07791	10/07/2004

4.5	First Supplemental Indenture dated as of November 14, 2007, by and between McMoRan and the Bank of New York, as trustee (related to the 11.875% Senior Notes due 2014)		8-K	001-07791	11/15/2007

4.6	Collateral Pledge and Security Agreement dated October 6, 2004 by and among McMoRan Exploration Co., as pledgor, The Bank of New York, as trustee and the Bank of New York, as collateral agent		8-K	001-07791	10/07/2004

4.7	Registration Rights Agreement dated October 6, 2004 by and among McMoRan Exploration Co., as issuer and Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and Jefferies & Company, Inc. as Initial Purchasers		8-K	001-07791	10/07/2004

E-1

Filed
with
this
		Form	Incorporated by Reference
Number	Exhibit Title	S-3	Form	File No.	Date Filed
4.8	Registration Rights Agreement dated December 30, 2010, by and among McMoRan Exploration Co. and Plains Exploration & Production Company		8-K	001-07791	01/04/2011

4.9	Registration Rights Agreement (related to the 4% Convertible Senior Notes) dated December 30, 2010 by and among McMoRan Exploration Co. and investors		8-K	001-07791	01/04/2011

4.10	Registration Rights Agreement (related to the 5.75% Convertible Perpetual Preferred Stock, Series 1) dated December 30, 2010 by and among McMoRan Exploration Co. and investors		8-K	001-07791	01/04/2011

4.11	Registration Rights Agreement dated December 30, 2010 by and among McMoRan Exploration Co. and Freeport-McMoRan Preferred LLC		8-K	001-07791	01/04/2011

4.12	Indenture dated December 30, 2010 by and among McMoRan Exploration Co. and U.S. Bank National Association, as trustee		8-K	001-07791	01/04/2011

4.13	Registration Rights Agreement dated September 8, 2011 by and among McMoRan Exploration Co. and Whitney Exploration, LLC.		8-K	001-07791	09/09/2011

5.1	Opinion of Douglas N. Currault, II, Assistant General Counsel and Assistant Secretary of McMoRan Exploration Co.	X

15.1	Letter from Ernst & Young LLP regarding unaudited interim financial statements	X

23.1	Consent of Ernst & Young LLP	X

23.2	Consent of PricewaterhouseCoopers LLP	X

23.3	Consent of Douglas N. Currault, II, Assistant General Counsel and Assistant Secretary of McMoRan Exploration Co. (included in Exhibit 5.1)	X

23.4	Consent of Ryder Scott Company, L.P.	X

24.1	Powers of Attorney (pursuant to which this registration statement has been signed on behalf of certain officers and directors of McMoRan Exploration Co.)	X

E-2